EXHIBIT 99.1

Vanguard Announces Redemption of Notes

NASHVILLE, Tennessee, June 22, 2011 – Vanguard Health Systems, Inc. (NYSE: VHS) announced today that it will redeem for cash a pro rata portion of its outstanding 10.375% Senior Discount Notes due 2016 (CUSIP No. 922036AD0 and CUSIP No. 92203AC2) (the “Notes”), such pro rata portion being  approximately $628.8 million aggregate principal amount at maturity of the Notes (or approximately 84.15% of the original issuance in January 2011 of $747,219,000 aggregate principal amount at maturity of the Notes).

The redemption date for the Notes will be July 22, 2011.  The redemption price for the Notes will be 105.000% of the Accreted Value of the Notes as of the redemption date.

On and after the date of redemption, the Notes being redeemed will no longer be deemed outstanding, interest will cease to accrue thereon and all rights of the holder of the Notes so called for redemption will cease to exist, except for the right to receive the redemption price without interest thereon.

The notice of redemption will be sent to registered holders of the Notes on or about June 22, 2011.  Notes are to be surrendered to U.S. Bank National Association, as trustee and paying agent, in exchange for payment of the redemption price.  Questions relating to, and requests for additional copies of, the notice of redemption should be directed to U.S. Bank National Association, Corporate Trust Services, 60 Livingston Avenue, St. Paul, MN 55107 (phone number (800) 934-6802) ..

The selection of the actual Notes for redemption will be made by the trustee by lot, pro rata or by any other method the trustee shall deem fair and appropriate (subject to DTC’s procedures) to the extent practicable; provided, however, that no Notes of $2,000 principal amount at maturity or less shall be redeemed in part.

Since this redemption is  being commenced  in advance of  Vanguard’s receipt of the proceeds of the issuance of its common stock (as allowed pursuant to certain provisions in the Indenture under which the Notes were issued), this redemption is fully conditioned upon Vanguard’s receipt of such proceeds.

Company Information and Forward-Looking Statements

About Vanguard

Vanguard owns and operates 26 acute care and specialty hospitals and complementary facilities and services in metropolitan Chicago, Illinois; metropolitan Phoenix, Arizona; metropolitan Detroit, Michigan; San Antonio, Texas; and Worcester and metropolitan Boston, Massachusetts. Vanguard’s strategy is to develop locally branded, comprehensive healthcare delivery networks in urban markets. Vanguard will pursue or make acquisitions that strengthen existing markets and acquisitions where there are opportunities to partner with leading delivery systems in new urban markets. Upon acquiring a facility or network of facilities, Vanguard implements strategic and operational improvement initiatives including making strategic capital investments to expand services, strengthening relationships with physicians and managed care organizations, recruiting new physicians and upgrading information systems and other capital equipment. These strategies improve quality and network coverage in a cost effective and accessible manner for the communities Vanguard serves.

This press release contains “forward-looking statements” within the meaning of the federal securities laws which are intended to be covered by the safe harbors created thereby.  Forward-looking statements are those statements that are based upon management’s current plans and expectations as opposed to historical and current facts and are often identified in this report by use of words including but not limited to “may,” “believe,” “will,” “project,” “expect,” “estimate,” “anticipate,” and “plan.” These statements are based upon estimates and assumptions made by Vanguard’s management that, although believed to be reasonable, are subject to numerous factors, risks and uncertainties that could cause actual outcomes and results to be materially different from those projected.  These factors, risks and uncertainties include, among others, Vanguard’s high degree of leverage and interest rate risk; Vanguard’s ability to incur substantially more debt; operating and financial restrictions in Vanguard’s debt agreements; Vanguard’s ability to successfully implement Vanguard’s business strategies; Vanguard’s ability to successfully integrate future acquisitions; conflicts of interest that may arise as a result of Vanguard’s control by a small number of stockholders; the highly competitive nature of the healthcare industry; governmental regulation of the industry, including Medicare and Medicaid reimbursement levels; pressures to contain costs by managed care organizations and other insurers and Vanguard’s ability to negotiate acceptable terms with these third party payers; Vanguard’s ability to attract and retain qualified management and healthcare professionals, including physicians and nurses; potential federal or state reform of healthcare; future governmental investigations; the availability of capital to fund Vanguard’s corporate growth strategy; potential lawsuits or other claims asserted against Vanguard; Vanguard’s ability to maintain or increase patient membership and control costs of Vanguard’s managed healthcare plans; changes in general economic conditions; Vanguard’s exposure to the increased amounts of and collection risks associated with uninsured accounts and the co-pay and deductible portions of insured accounts; dependence on Vanguard’s senior management team and local management personnel; volatility of professional and general liability insurance for Vanguard and the physicians who practice at Vanguard’s hospitals and increases in the quantity and severity of professional liability claims; Vanguard’s ability to maintain and increase patient volumes and control the costs of providing services, including salaries and benefits, supplies and bad debts; Vanguard’s failure to comply, or allegations of Vanguard’s failure to comply, with applicable laws and regulations; the geographic concentration of Vanguard’s operations; technological and pharmaceutical improvements that increase the cost of providing, or reduce the demand for, healthcare services and shift demand for inpatient services to outpatient settings; costs and compliance risks associated with Section 404 of the Sarbanes-Oxley Act; material non-cash charges to earnings from impairment of goodwill associated with declines in the fair market values of Vanguard’s reporting units; and volatility of materials and labor costs for potential construction projects that may be necessary for future growth.

Although Vanguard believes that the assumptions underlying the forward-looking statements contained in this press release are reasonable, any of these assumptions could prove to be inaccurate, and, therefore, there can be no assurance that the forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, you should not regard the inclusion of such information as a representation by Vanguard that its objectives and plans anticipated by the forward-looking statements will occur or be achieved, or if any of them do, what impact they will have on Vanguard’s results of operations and financial condition. Vanguard undertakes no obligation to publicly release any revisions to any forward-looking statements contained herein to reflect events and circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.

Contact:
Vanguard Health Systems, Inc.
Gary Willis, Senior Vice President and Chief Accounting Officer
(615) 665-6098